Exhibit 10.11

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Cash Compensation

Directors of Kadant Inc. (the “company”) who are not employees or members of management are paid the following cash meeting and retainer fees for serving on its board of directors:

•	An annual retainer fee of $18,000, payable in monthly installments of $1,500 each.

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A meeting fee of $1,500 for attending regular meetings of the board of directors in person and $750 for participating in meetings held by telephone in which substantive action is taken or that last more than one hour.

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A meeting fee of $500 for attending regularly scheduled committee meetings of the board of directors in person and $250 for participating in committee meetings held by telephone in which substantive action is taken or that last more than one hour.

•	An annual retainer for chairmen of the following committees: audit committee - $3,000; compensation committee - $2,000; nominating and corporate governance committee - $1,000.

•	Reimbursement of out-of pocket expenses incurred in attending or participating in meetings of the board of directors or its committees.

Restricted Stock Units

Each of the non-employee directors of the company also receive an annual award of 5,000 restricted stock units (“RSUs”), deliverable in shares of common stock upon vesting. The RSUs vest in installments of 1,250 shares each on the last day of each of the company’s fiscal quarters during the year. In addition, each of the non-employee directors receive an award of 10,000 RSUs that vest only in the event that a change-in-control of the company occurs during the period beginning on the first day of the second quarter of the 2010 fiscal year and ending on the last day of the first quarter of the 2015 fiscal year. Prior to 2010, each non-employee director received an annual award of 10,000 RSUs that vested only in the event that a change-in-control of the company occurred during the period beginning on the first day of the second quarter of the fiscal year and ending on the last day of the first quarter of the following fiscal year. Any unvested RSUs are forfeited immediately upon the individual ceasing to be a member of the board of directors for any reason other than a change-in-control. The vesting of any previously unvested RSUs accelerate in the event of a change-in-control of the company. All awards are made under the company’s shareholder-approved equity incentive plans. The terms and conditions governing these awards are stated in the form of restricted stock unit award agreement for non-employee directors filed as exhibits to the company’s annual report on Form 10-K.

Stock Options

Stock options may be granted periodically to non-employee directors under the company’s shareholder-approved equity incentive plans. The number of options granted and the terms of any grant are determined by the compensation committee of the board of directors. In all cases, the exercise price of the option is determined at fair market value on the date of grant.